Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE

THIRTEEN-WEEK PERIOD ENDED APRIL 28, 2012

Minneapolis, MN, June 5, 2012 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the thirteen-week period ended April 28, 2012, its first quarter of fiscal 2012.  As previously announced, the Company changed its fiscal year end to the Saturday nearest to the end of January, from the Saturday nearest to the end of February, to better align the Company’s financial reporting periods with its operational cycle and with other specialty retail companies.  Financial results for the first quarter will be compared to the thirteen-week period ended April 30, 2011.

Results for the Thirteen-Week Period Ended April 28, 2012

•                  Net sales totaled $93.6 million, as compared to $110.4 million in the comparable period last year.  Same store sales decreased 15% in the first quarter as compared to the comparable period last year.

•                  Operating loss totaled $13.4 million and included a $0.8 million, or $0.02 per share, credit related to non-cash store asset impairment and restructuring charges.  This compares to an operating loss of $8.3 million for the thirteen weeks ended April 30, 2011.

•                  Net loss for the quarter totaled $13.4 million, or $0.38 per share, including the $0.02 per share credit related to the above-mentioned non-cash asset impairment and restructuring charges.  Net loss for the thirteen-weeks ended April 30, 2011 totaled $8.2 million, or $0.23 per share.

Joel Waller, President and Chief Executive Officer, commented, “Our financial results reflect continued customer resistance to the residual merchandise assortment that consisted of styles that were too updated and priced too high while lacking in key categories.  While we were able to impact a small portion of the first quarter merchandise assortment with improved styles and a better price/value proposition, the majority of the assortment needed to be aggressively marked down.

We continue to make solid progress on the four priorities we laid out in our last call: 1) we are reducing the number of styles and SKUs offered in our fall 2012 deliveries and rebalancing the assortment toward more good and better product offerings with fewer best styles; 2) we are planning an improved price/value proposition for fall by offering more attractive opening price points and reducing the variety of ticket prices; 3) we are improving inventory flow beginning with the September assortment by reducing the number of major floor sets by half, while maintaining freshness with deliveries between sets; and 4) we are developing an enhanced promotional strategy with more targeted, unique promotions and fewer storewide events.  We believe that as we continue to make progress on these initiatives we will be better positioned to deliver improved sales and gross margin performance in the second half of fiscal 2012 and beyond.”

Balance Sheet Highlights and Capital Expenditures

Cash, cash-equivalents and investments totaled $33.7 million as of April 28, 2012.  Inventory totaled $44.5 million as of April 28, 2012, compared to $35.9 million as of April 30, 2011.  Approximately $5.0 million of the increase was related to higher in-transit inventory at the end of the first quarter resulting from timing of the recognition of the receipt of merchandise and to the continuing impact of the previously announced shift in payment terms that took effect in August 2011.  In addition, e-commerce inventory was up at the end of the first quarter and in-store inventory increased approximately 22% on a per-store basis.  The closure of 101 lower volume stores and the acceleration of product receipts contributed to the per-store percentage increase in inventory.  For the thirteen-week period ended April 28, 2012, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $1.7 million.

Real Estate Restructuring Efforts

As part of the Company’s real estate restructuring efforts, 103 stores were identified for closure and 101 of these stores were closed as of April 28, 2012, with 11 of those closures in the first fiscal quarter of this year.  The Company closed 16 additional stores in the normal course of business, for a total of 27 store closures in the first quarter ended April 28, 2012.  The Company also opened two new outlet stores and four new dual stores during the first quarter.  As of April 28, 2012, the Company operated 393 Christopher & Banks stores, 183 C.J. Banks stores, 64 dual stores and 25 outlet stores.  For the current fiscal year, the Company intends to conserve cash by minimizing capital expenditures related to new store openings.

Conference Call Information

The Company will discuss its first quarter results in a conference call scheduled for today, June 5, 2012, at 4:30 p.m. Eastern time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until June 12, 2012.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until June 12, 2012.  This audio replay may be accessed by dialing (877) 870-5176 and using the passcode 4721854.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of June 5, 2012, the Company operates 662 stores in 44 states consisting of 391 Christopher & Banks stores, 181 stores in their women’s plus size clothing division CJ Banks, 65 dual stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company is reducing the number of styles and SKUs offered in its fall 2012 deliveries and rebalancing the assortment toward more good and better product offerings with fewer best styles; (ii) that the Company is planning an improved price/value proposition for fall by offering more attractive opening price points and reducing the variety of ticket prices; (iii) that the Company is improving inventory flow beginning with the September assortment by reducing the number of major floor sets by half, while maintaining freshness with deliveries between sets; (iv) that the Company is developing an enhanced promotional strategy with more targeted, unique promotions and fewer storewide events; (v) that as the Company continues to make progress on its initiatives, it will be better positioned to deliver improved sales and gross margin performance in the second half of fiscal 2012 and beyond; and (vi) for the current fiscal year, the Company intends to conserve cash by minimizing capital expenditures related to new store openings. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS

FOR THE THIRTEEN WEEKS ENDED

APRIL 28, 2012, APRIL 30, 2011 AND MAY 28, 2011(1)

(in thousands, except per share data)

	Thirteen Weeks Ended
	April 28,	April 30,	May 28,
	2012	2011	2011

Net sales	$93,622	$110,404	$123,832

Costs and expenses:
Merchandise, buying and occupancy	71,969	78,220	80,826
Selling, general and administrative	30,825	35,094	35,430
Depreciation and amortization	5,031	5,364	5,584
Impairment and restructuring	(797)	—	—
Total costs and expenses	107,028	118,678	121,840

Operating income (loss)	(13,406)	(8,274)	1,992

Interest income	54	95	79

Income (loss) before income taxes	(13,352)	(8,179)	2,071

Income tax provision	60	1	180

Net income (loss)	$(13,412)	$(8,180)	$1,891

Basic earnings (loss) per share:

Net income (loss)	$(0.38)	$(0.23)	$0.05

Basic shares outstanding	35,590	35,467	35,482

Diluted earnings (loss) per share:

Net income (loss)	$(0.38)	$(0.23)	$0.05

Diluted shares outstanding	35,590	35,467	35,533

Dividends per share	$—	$0.06	$0.06

(1)

In January 2012, the Company changed its fiscal year end to the Saturday closest to the end of January from the Saturday closest to the end of February. The Company has provided financial results for the three months ended April 30, 2011 on a comparable basis to the three months ended April 28, 2012. The Company’s prior year first quarter included the three months ended May 28, 2011.

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	April 28,	May 28,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$21,690	$48,315
Short-term investments	6,693	25,803
Merchandise inventories	44,455	34,808
Other current assets	9,077	16,596
Total current assets	81,915	125,522

Property, equipment and improvements, net	52,900	74,461

Other assets:
Long-term investments	5,287	27,179
Other	168	274
Total other assets	5,455	27,453

Total assets	$140,270	$227,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,000	$11,688
Accrued liabilities	25,206	26,400
Total current liabilities	41,206	38,088

Other liabilities:
Deferred lease incentives	9,863	14,937
Lease termination fees	5,964	—
Other	6,840	9,819
Total other liabilities	22,667	24,756

Stockholders’ equity:
Common stock	465	456
Additional paid-in capital	117,860	115,377
Retained earnings	70,742	161,396
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income	41	74
Total stockholders’ equity	76,397	164,592

Total liabilities and stockholders’ equity	$140,270	$227,436

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS

FOR THE THIRTEEN WEEKS ENDED

APRIL 28, 2012 AND MAY 28, 2011

(in thousands)

	Thirteen Weeks Ended
	April 28,	May 28,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$(13,412)	$1,891
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,031	5,584
Impairment of store assets	139	—
Stock-based compensation expense	490	586
Other	(83)	42
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,234)	(3,172)
(Increase) decrease in merchandise inventories	(5,000)	4,403
Decrease (increase) in other current assets	283	(1,054)
Decrease in other assets	98	40
Decrease increase in accounts payable	(2,355)	(3,395)
Decrease in accrued liabilities	(7,302)	(3,530)
Decrease in lease termination fee liability	(2,068)	—
Decrease in deferred lease incentives	(683)	(45)
Decrease in other liabilities	(373)	(170)
Net cash provided by (used in) operating activities	(26,469)	1,180

Cash flows from investing activities:
Purchases of property, equipment and improvements	(1,665)	(3,464)
Proceeds from sale of furniture, fixtures, and equipment	23
Purchases of investments	—	(13,063)
Sales of investments	9,041	22,087
Net cash provided by investing activities	7,399	5,560

Cash flows from financing activities:
Dividends paid	—	(2,137)
Other	(22)	—
Net cash used in financing activities	(22)	(2,137)

Net (decrease) increase in cash and cash equivalents	(19,092)	4,603

Cash and cash equivalents at beginning of period	40,782	43,712

Cash and cash equivalents at end of period	$21,690	$48,315